Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in Aptorum Group Ltd.’s Registration Statement on Form S-4 of our report dated October 6, 2025 with respect to the financial statements of DiamiR BioSciences Corp. included in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ CBIZ CPAs P.C.

New York, NY

October 6, 2025